Exhibit 23-B

ROBBINS, GREENE, HOROWITZ, LESTER & CO., LLP
Certified Public Accountants
310 Madison Avenue
New York, New York 10017
- ----
212-808-4280




ACCOUNTANTS' CONSENT







To the Board of Directors and Shareholders
Besicorp Group Inc.


We consent to the incorporation by reference in the registration statement of Besicorp Group Inc. (No. 0- 9964) on Form S-8 of Besicorp Group Inc. of our report dated June 26, 1996, relating to the consolidated balance sheets of Besicorp Group Inc. and subsidiaries as at March 31, 1996 and March 31, 1995, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 1996, which report appears in the March 31, 1996 Annual Report of Besicorp Group Inc.





/s/ Robbins, Greene, Horowitz, Lester & Co., LLP
ROBBINS, GREENE, HOROWITZ, LESTER & CO., LLP

July 12, 1996
New York, New York